Exhibit 10.42

AMENDMENT TO THE

EMPLOYMENT AGREEMENT

This AMENDMENT to the Employment Agreement (as defined below), effective January 1, 2009, is hereby entered into as of the 31st day of December, 2008 by and between MxEnergy Inc. (the “Company”) and Gina Goldberg (the “Employee”).

WHEREAS, the Company and the Employee entered into an Employment agreement setting forth the details of the Employee’s employment with the Company on June 13, 2007 (the “Employment Agreernent”); and

WHEREAS, the Company and Employee desire and agree to amend the provisions of the Employment Agreement as provided below in order to reduce the risk of potential adverse tax consequences to the Employee under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree to amend the Employment Agreement, effective January 1, 2009, as follows:

1.             Section 3 of the Employment Agreement is amended as follows, with bold and italicized text highlighting the additions:

3.             Bonus. The Company shall pay Employee a bonus based on Employee’s and the Company’s performance, such bonus to be determined and paid annually in a manner consistent with the determination and payment of bonuses paid to other executives of the Company; provided, however, such bonus shall not be paid later than two and one-half (2 1/2) months following the end of the year 10 which the performance objectives relate. Subject to the Company’s discretion, such bonus is expected to range between 50 and 100% of Employee’s Base Salary for satisfactory and outstanding performance, respectively.

2.             Section 4(f) of the Employment Agreement is amended as follows, with bold and italicized text highlighting the additions:

(f)            Expense Reimbursement. Employee shall be reimbursed for all items of travel, entertainment and miscellaneous expenses, including high speed home Internet access which the Employee reasonably incurs in connection with the performance of her duties hereunder, provided that (i) the Employee submits to the Company on proper forms provided by the Company, such Statements and other evidence supporting such expenses as the Company may require and provided such expenses meet the Company’s policy concerning such matters, and (ii) Employee’s request for reimbursement and the Company’s payment both occur not later than the last day of Employee’s taxable year ending after the taxable year in which the expense is incurred. The reimbursement of expenses pursuant to this section shall not affect any expenses eligible for reimbursement in any other calendar year, and shall not be liquidated or exchanged for any other benefit.

3.             Section 5(b) of the Employment Agreement is amended as follows, with bold and italicized text highlighting the additions:

(b)           Constructive Termination or Termination without Business Reasons. If at any time during the Employment Term (i) Employee terminates her employment as a result of a Constructive Termination, or (ii) the Company terminates Employee’s employment without Business Reasons then subject to Employee signing and not revoking a general release of claims against the Company and its Successors (using a form of release that the Company provides to Employee not later than 10 business days after Employee’s Termination Date) and such release becoming irrevocable within sixty (60) days after Employee’s Termination Date, Employee shall be entitled to receive upon the expiration of such sixty (60) day period (A) a lump sum payment equal to the greater of (i) her Base Salary for the remainder of the Employment Term or (ii) her Base Salary for a 12 month period, and (B) all other benefits under Sections 5(a)(C) and 5(a)(D) above. For purposes of determining severance for the remainder of the Employment Term under this Section 5(b). the parties agree that the Employment Term shall be deemed to be two (2) years from the date of this Agreement. The Employment Term shall be extended for additional one year periods unless Company provides Executive with at least 90 days prior written notice of nonextension before the end of the then current Employment Term. In the event the Company provides the Executive with a notice of nonextension, Employee shall be entitled to a lump sum payment equal to 12 months of her Base Salary at the end of the then current Employment Term, which amount shall, subject to Section 5(d) below, be paid upon the next business day following the Employee’s Termination Date.

4.             Section 5(c) of the Employment Agreement is amended as follows, with bold and italicized text highlighting the additions:

(C)           Constructive Termination. For purposes of this Agreement, a “Constructive Termination” shall be deemed to occur if the Employee elects to voluntarily terminate employment within the ninety (90) day period immediately following any of the following events: (i) Employee is required to relocate her place of employment, other than a relocation within thirty (30) miles of the Company’s Stamford offices, (ii) there is an intentional and material reduction in Employee’s Base Salary other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company, (iii) there occurs any other material breach of this Agreement by the Company, (iv) Employee’s duties and/or responsibilities are materially diminished, or (v) Employee no longer reports directly to the Company’s COO and/or the CEO. Notwithstanding the foregoing, an event shall not constitute a “Constructive Termination” unless Employee’s resignation occurs after a written demand for substantial performance is delivered to the Company by Employee which specifically identifies the condition which Employee believes constitutes grounds for “Constructive Termination” within thirty (30) days of the occurrence of such condition, and the Company has failed to cure such condition to the reasonable satisfaction of Employee within thirty-one (31) days following the delivery of such notice.

5.             Section 5(d) of the Employment Agreement is amended as follows, with bold and italicized text highlighting the additions:

(d)           Section 409A Compliance. Notwithstanding anything in Section 5 to the contrary, if and to the extent that any payments or benefits otherwise payable to Employee under this Section involves a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (as determined both after consideration of any reasonably applicable exemptions and as set forth in applicable treasury regulations or binding administrative notices or rulings issued by the Internal Revenue Service), payment of such amounts and benefits shall commence when you incur a “separation from service” within the meaning of Treasury Regulation
1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting this Agreement’s references to “termination of employment” or “termination” with “Separation from Service.” Notwithstanding the foregoin, if at the time of your Separation from Service, you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then the Company shall suspend such payments or benefits until the earlier of (i) the first business day of the seventh month following your Separation from Service, or (ii) the date of your death (the “409A Suspension Period”).  As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to Employee, in cash, in an amount equal to any payments and benefits that the Company does not make during the 409A Suspension Period as if there had not been a six-month delay imposed by this paragraph.  Thereafter, Employee will receive any remaining payments and benefits due pursuant to this Agreement in accordance with its terms (as if there had not been any suspension beforehand). Employee shall be solely responsible for all taxes arising from payments and benefits provided under this Agreement. For the purposes of this Agreement, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of Code Section 409A.

6.             All Employment Agreement references to section numbers and defined terms are amended to reflect the above modifications.

7.             Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions, and provisions of the Employment Agreement, except as noted above.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have agreed upon this Amendment and such Amendment shall be effective as of the date first written above.

THE COMPANY:

MxEnergy Inc.

By:	/s/ S.J. Murry	/s/ Jeffrey A. Mayer
Its:	COO	CEO President

THE EMPLOYEE:

By:	/s/ Gina Goldberg
Name:	Gina Goldberg

January 6, 2009

Ms. Gina Goldberg

[Address]

[City, State]

Re:        Correction to Employment Agreement Amendment dated December 31, 2008

Dear Ms. Goldberg:

This letter responds to your understandable concern that there is a mistaken reference to your outdated letter agreement within the amendment, dated December 31, 2008 (the “Amendment”), to your current employment agreement with MxEnergy Inc., dated June 13, 2007 (the “Employment Agreement”). There is good news in that the content of the Amendment is specifically addressed to your Employment Agreement, with the reference to your letter agreement being a mere mistake. To straighten this out, we have signed this letter and ask that you do the same in order to express our agreement that –

•              each reference in the Amendment to “letter agreement” or “Letter Agreement” shall be replaced with “employment agreement” or “Employment Agreement”, respectively; and

•              the first “Whereas” clause shall be modified by replacing “February 1, 2004” with “June 13, 2007.”

For your convenience, a copy of the Amendment is attached hereto as Exhibit A, and a copy of the Employment Agreement is attached hereto as Exhibit B.

If you are comfortable with these changes effective as of December 31, 2008, please sign below, and return a signed copy to MxEnergy at your earliest convenience.

Sincerely,

MxEnergy Inc.
Name:
Title:

AGREED TO AND ACCEPTED this

21 day of January, 2009:

Gina Goldberg

/s/ Gina Goldberg